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         Unscheduled Premiums

         Commission rates for Unscheduled Premium Payments.

                                   COMMISSIONS

                                          POLICY    YEARS
                                             1       2-10
                  PRIMARY PREMIUM            -        5%
                  EXCESS PREMIUM             2%       2%

         Notes for Options

         For purposes of determining commission rates for Unscheduled Premium Payments, Primary Premiums and Excess Premiums will be determined as follows:

         A. At the beginning of each policy year that the Special Premium Payment Provision is in effect, the Company will add to a Special Account for the policy an amount equal to the scheduled annual premium for the policy including premiums for supplemental benefits and substandard extras for which commissions are normally paid.

         B. Upon receipt of any Unscheduled Premium, the Company will determine the lesser of the Unscheduled Premium and the amount of the Special Account. This is the Primary Premium. The balance, if any, of the Unscheduled Premium over the Primary Premium is the Excess Premium.

         C. The amount of the Primary Premium will be subtracted from the balance in the Special Account each time an Unscheduled Premium Payment is made during a policy year.

         D. At the end of each policy year that the Special Premium Payment Provision is in effect, the Special Account will be restated to the lesser of its current balance or one scheduled annual premium. At the end of each policy year that the Special Premium Payment Provision is not in effect, the Special Account will be reduced to 0.

2.       OptionsPlus (Forms C126, C127, C128 and state variations)

         First year commission rates will apply during the first Policy Year and during the twelve month period after a face amount increase. Renewal commission rates on face amount increases will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the Excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

         For policies which have had a face amount increase, premiums are allocated in the following order: first, to the Commissionable Target Premiums of the most recent increase; then to the next most recent increases, successively; and finally to the initial face amount. Premiums in excess of the total of all Commissionable Target Premiums will be allocated to the initial face amount and to each increase in proportion to the respective Commissionable Target Premiums.

         Commissions for soliciting an application for a face amount increase where another agent solicited an approved application for the same policy will be determined by Company rules.


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                                   OptionsPlus

               AGE AT ISSUE            FIRST YEAR COMMISSIONS
              OR AT INCREASE
              TO FACE AMOUNT*       TARGET             EXCESS
                  1-65                50%                2%
                   70                 45                 2
                   75                 35                 2
                   80                 25                 2

* To obtain commission rates for intermediate issue ages, use straight line interpolation.

3.       SURVIVOR OPTIONSPLUS (FORMS C130, C130A AND STATE VARIATIONS)

         Face amount increase is not permitted for Survivor OptionsPlus.

         First year commission rates will apply during the first Policy Year. First year commissions will not be paid on increases in face amount that result from changing from Death Benefit Option B to Option A under the terms of the policy.

         First year commissions will be paid at the target rate as listed in the table below up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide. Commissions on first year premiums greater than the Commissionable Target Premium will be paid at the excess rate listed in the table below. The Commissionable Target Premium may be changed from time to time by the Company.

                              Survivor OptionsPlus

         JOINT EQUAL       FIRST YEAR COMMISSIONS
         AGE AT ISSUE      TARGET            EXCESS
            25-80            45%               2%

4.       CONVERTIBLE TERM LIFE INSURANCE RIDER (FORM C308 AND STATE VARIATIONS)

         First year commission rates will apply during the first year of the rider. First year commissions will not be paid on increases in the insurance amount.

         First year commissions will be paid at the target rate listed for the OptionsPlus or Survivor OptionsPlus policy to which the rider is attached up to the amount of the Commissionable Target Premium published by the Company in the Marketing Guide.

         For policies which have had a rider added after policy issue, premiums are allocated in the following order: first, to the Commissionable Target Premium of the most recent rider; then to the next most recent rider, and finally to the initial policy face amount. If two riders are added on the same date, premiums will be allocated to each rider in proportion to the respective Commissionable Target Premiums.

         For the balance of this Agreement, any reference to OptionsPlus or Survivor OptionsPlus includes any Convertible Term Life Insurance Rider that is attached to an OptionsPlus or Survivor OptionsPlus policy.

RENEWAL COMMISSIONS AND FEES FOR OPTIONSPLUS AND SURVIVOR OPTIONSPLUS

Renewal commissions will be paid on premiums after the first Policy Year up to the Commissionable Target Premium at the Target rate listed in the table below. Renewal commissions on premiums greater than the Commissionable Target Premium will be paid at the Excess rate listed in the table below.


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Renewal commissions rates on face amount increases for OptionsPlus policies and on Convertible Term Life Insurance riders added after the policy issue date will be calculated using the renewal commission rates based on the number of twelve-month periods (including the partial year) as measured from the date of such increase or added rider. For policies which have had a face amount increase or added rider, premiums are allocated in the following order: first, to the Commissionable Target Premium of the most recent increase or added rider; then to the next most recent increases or added rider, successively; and finally to the initial policy face amount. Premiums in excess of the total of all Commissionable Target Premium will be allocated to the initial face amount and to each increase or added rider in proportion to the respective Commissionable Target Premium.

                  OptionsPlus and Survivor OptionsPlus Renewals

                     Renewal      Renewal      Renewal       Renewal
                   Commissions      Fees     Commissions       Fees
                                   Policy Years
                  --------------------------------------------------
                  2-3      4-10     11+          2-10          11+
Target            3%       2%       0%           NA            NA
Excess            2%       2%       0%           NA            NA
Asset Based       NA       NA       NA           0.15%         0.15%

ASSET BASED RENEWAL COMMISSIONS

Asset Based Commissions will be calculated based on the Unloaned Policy Account Value for each policy with an Unloaned Policy Account Value equal or exceeding $1,000 as of the end of the Policy Year. The Unloaned Policy Account Value equals the amount in the Separate Account and Guaranteed Account, excluding the amount in the loan account.

A.       Policies issued on or after 1/1/1998

         Asset based commissions will be paid at the end of each Policy Year beginning at the end of the second Policy Year according to the renewal rates shown in the table above.

B.       Policies issued before 1/1/1998

         No asset based commission or fee will be paid on policies issued before 1/1/1998, unless a policy has a face amount increase on or after 1/1/1998.

         For policies that have a face amount increase on or after 1/1/1998 (excluding a face amount increase resulting from changing from Death Benefit Option B to Option A), an asset based commission or fee will be paid beginning on the policy anniversary following the 12 month period from the date of the increase. The rate of asset based commission or fee will be determined according to the Increase Ratio and the table below. Subsequent face amount increases or decreases will cause the asset rate to be recalculated.

                                    Face Amount of the Increase
         Increase Ratio Equals  ---------------------------------------
                                    Total Policy Face Amount


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
                                                       ASSET BASED
         Increase Ratio                   Renewal Commissions    Renewal Fees
At Least               But Less Than      Policy Years 2-10    Policy Years 11+
      0%                         10%         0.00%                      0.00%
     10%                         20%         0.01%                      0.01%
     20%                         30%         0.03%                      0.03%
     30%                         40%         0.04%                      0.04%
     40%                         50%         0.06%                      0.05%
     50%                         60%         0.07%                      0.07%
     60%                         70%         0.09%                      0.09%
     70%                         80%         0.10%                      0.10%
     80%                         90%         0.11%                      0.11%
     90%                        100%         0.13%                      0.13%

CHARGEBACKS FOR OPTIONSPLUS AND SURVIVOR OPTIONSPLUS

In addition to the provisions in section 5 (h) of the Special Agent's Agreement, if a policy solicited by the Special Agent lapses, is surrendered or the face amount is reduced, any commissions shall be refunded to the Company based on the formula listed below:

Date of Policy Lapse, Surrender
   or Face Amount Reduction                           Commission Chargeback

Issue date of policy or date of              100% of commissions paid less
increase in face amount to the end           100% of the policy Sales
of the first 6 months                        Surrender Charge applicable to the
                                             Lapse, Surrender or Reduction

Beginning of month 7 through the             70% of commissions paid less
end of 12 months after the issue             70% of the policy Sales Surrender
date of policy or date of increase in        Charge applicable to the Lapse,
face amount                                  Surrender or Reduction

Beginning of month 13 through the            50% of commissions paid less
end of 24 months after the issue             50% of the policy Sales Surrender
date of policy or date of increase in        Charge applicable to the Lapse,
face amount                                  Surrender or Reduction

                  This Amendment is effective on or as of January 1, 1998.
                           PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                    /s/ Robert W. Kloss

                           PRESIDENT AND CHIEF EXECUTIVE OFFICER


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